Exhibit 8.1

TELEPHONE: 1-212-558-4000

FACSIMILE: 1-212-558-3588

WWW.SULLCROM.COM

125 Broad Street

New York, New York 10004-2498

LOS ANGELES • PALO ALTO • WASHINGTON, D.C.

BRUSSELS • FRANKFURT • LONDON • PARIS

BEIJING • HONG KONG • TOKYO

MELBOURNE • SYDNEY

August 13, 2018

Prudential Financial, Inc.

751 Broad Street

Newark, New Jersey 07102

Ladies and Gentlemen:

We have acted as counsel to Prudential Financial, Inc., a New Jersey corporation (“Prudential”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of Prudential’s 5.625% Junior Subordinated Notes due 2058 and up to an additional $75,000,000 aggregate principal amount of the 5.625% Junior Subordinated Notes due 2058 that may be issued upon the exercise of the over-allotment option granted by Prudential to the underwriters (the “Notes”), as described in the prospectus supplement, dated August 6, 2018 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement on Form S-3 (File No. 333-223355) under the Securities Act of 1933 as amended (the “Act”), dated March 1, 2018.

We hereby confirm to you our opinion as set forth under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to Prudential’s Current Report on Form 8-K to be filed in connection with the issuance and sale of the Notes, and to the reference to us under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP